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                                                               Exhibit 10.6

                                  SERVICES AGREEMENT
                                  ------------------

          This SERVICES AGREEMENT (this "AGREEMENT") is made this 15th day of February, 1998 by and between COLLEGIS, INC., a Delaware corporation (the "COMPANY"), and THE COLLEGIS RESEARCH INSTITUTE, a North Carolina not-for-profit corporation (the "INSTITUTE").

                                 W I T N E S S E T H:
                                 --------------------

          WHEREAS, the Company is engaged in the business of providing services related to computing and information technology throughout the United States including, without limitation, the development, use and application of Internet technologies and resources in the area of higher education;

          WHEREAS, the Institute is a not-for-profit corporation engaged in research and development activities in connection with the innovation, use and application of distributed learning technologies and resources; and

          WHEREAS, the Company wishes to provide to the Institute, and the Institute wishes to obtain from the Company, certain outsourcing, management, administrative and financial services in accordance with the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual premises and agreements contained herein, and for other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1.     MANAGEMENT SERVICES.

          (a) The Company and the Institute hereby agree that during the period beginning on the date hereof and continuing throughout the term of this Agreement, the Company and/or its


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affiliates shall provide to the Institute outsourcing, management, financial and administrative services including, without limitation, the following:

                 (i) professional services enabling the Institute to perform work for third parties for which it has contracted pursuant to grants or otherwise;

                 (ii) supervision and management of financial information services (i.e., general ledger, payroll, accounts receivable, accounts payable and fixed assets reports) and internal auditing, tax reporting, financial management and treasury services; and

                 (iii)   accounting and legal services.

     The services to be provided pursuant to this SECTION 1(a) are hereinafter sometimes referred to individually as a "SERVICE" and, collectively, as the "SERVICES". So as to ensure that the Company will be able to perform the Services to be performed pursuant to subsection (i) above and that the Institute will be able to pay for such Services pursuant to SECTION 2 below, the Institute agrees to consult with the Company prior to the acceptance of any assignment of work or any grant from any third party.

          (b) The Company agrees that any Service provided to the Institute hereunder shall be reasonably necessary to the Institute in the conduct of its business.

          (c) Any Service hereunder shall be provided to the Institute by the Company and/or its affiliates or such consultants, subcontractors or agents as may be selected from time to time by the Company in its discretion. The Company shall serve as liaison on behalf of the Institute with outside advisors such as legal counsel, tax and accounting advisors, investment advisors and banks.


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          (d)    Services shall not be provided by the Company pursuant to
SECTION 1(a)(i) unless such Services shall have been specifically authorized in writing by the President of the Institute or his duly authorized representative.

     Section 2.  FEES; PAYMENT.

          (a) In consideration for the Company's provision of the Services hereunder, the Institute agrees to reimburse the Company for its costs incurred in providing the Services. The amount of such costs to be reimbursed shall be equal to the sum of the amounts described in the following clauses (i), (ii) and
(iii):

                 (i) the portion of the total direct costs of the Company (E.G. gross compensation, payroll taxes and retirement, health and other benefits) which are attributable to provision of the Services to the Institute by employees of the Company (including officers, directors and any other personnel); PLUS

                 (ii) all out-of-pocket costs incurred by the Company in connection with providing the Services to the Institute; PLUS

                 (iii) the portion of the indirect costs of the Company attributable to the Company's provision of Services to the Institute, calculated in accordance with industry standards for the reimbursement of such costs and in a manner mutually agreed to by the Company and the Institute.

          For purposes of clause (i) above, the portion so attributable during each applicable period shall be determined by the ratio of (a) the amount of hours during the period which an employee of the Company spent providing Services to the Institute to (B) the total amount of hours worked in such period by such employee.


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          (b)    During the term of this Agreement, within ten (10) days after each month, the Company shall prepare and submit to the Institute a statement requesting payment for the Services performed in the preceding month calculated in accordance with SECTION 2(a) hereof. Each statement furnished to the Institute hereunder shall be paid in full within ten (10) days of the date of such statement. All payments of such statements shall be sent to the Company at the address set forth in SECTION 9 hereof (or to such other address as the Company may specify from time to time by written notice to the Institute).

     Section 3. THIRD PARTY EXPENSES. It is understood that the consideration to be paid by the Institute to the Company pursuant to SECTION 2 hereof for Services performed hereunder shall be in addition to, and not in lieu of, consideration for costs and expenses incurred by the Company on the Institute's behalf (other than the out-of-pocket expenses billed to the Institute by the Company pursuant to SECTION 2(a) hereof) for Services rendered to the Institute by third parties including, but not limited to, legal, accounting and insurance expenses. The Institute shall pay any compensation (including employee benefit costs and any related out-of-pocket expenses) to officers and other employees of the Institute who provide substantially full-time services to the Institute, notwithstanding that said officers and other employees may simultaneously be officers or employees of the Company or its affiliates.

     Section 4.  INTELLECTUAL PROPERTY RIGHTS.

          (a) All right, title and interest in Intellectual Property (as hereafter defined) made, created, conceived or developed by the Institute in the operation of its business shall vest exclusively in the Institute. The Institute hereby grants and agrees to grant to the Company a perpetual, royalty-free, worldwide non-exclusive right to and license in its Intellectual Property and to use such Intellectual Property in the conduct of the Company's business, including, without limitation, in


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connection with the Company's provision of outsourcing and other services to unrelated third parties, and to make reproductions of and any and all modifications to such Intellectual Property as are necessary for use in the conduct of the Company's business. For purposes of this Agreement, "Intellectual Property" shall mean any and all patents, inventions, models, processes, tools, formulas, designs, know-how trademarks, tradenames, servicemarks, copyrighted works and trade secrets (including applications and licenses therefor), whether now or hereafter existing. Intellectual property developed by the Company or employees of the Company for use in the conduct of the Company's business shall not be deemed to be "Intellectual Property" for purposes of this Agreement.

          (b) Unless specifically authorized in writing by the Company, the Institute will not license Intellectual Property to any third party for use in a for-profit enterprise. Unless such authorization has been earlier obtained, any license of Intellectual Property must contain a prohibition of such a use and any sublicensing of Intellectual Property to for-profit entities or for for-profit uses.

          (c) Nothing contained herein is intended to limit or prohibit the publication and dissemination of Intellectual Property or the licensing of Intellectual Property to non-profit institutions (for non-profit use) or for other non-profit uses.

          (d) During the term of this Agreement, the Institute hereby grants to the Company a royalty free, non-exclusive right to use in any and all media and without territorial limitation the name "The COLLEGIS Research Institute" and consents to the Institute being identified in marketing, fundraising and promotional materials as a not-for-profit research institute supported by the Company.


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          Section 5.     FINANCIAL STATEMENTS AND FUNDING.

          (a) Beginning with the calendar year ending December 31, 1998, the Institute shall prepare and deliver to the Company within ninety (90) days after the end of each such calendar year (i) an audited balance sheet, a statement of support and revenues, expenses, changes in net assets and statement of cash flows for such year (the "YEAR-END FINANCIAL STATEMENTS") and
(ii) calculations setting forth the Net Loss (as defined below), if any, for such calendar year (the "NET LOSS CALCULATION"). The Year-End Financial Statement and the Net Loss Calculation shall be prepared in accordance with generally accepted accounting principles consistently applied.

          (b) Within thirty (30) days after the Year-End Financial Statement and the Net Loss Calculation are delivered to the Company, the Company shall deliver to the Institute either (i) a written acknowledgment accepting the Year-End Financial Statement and the Net Loss Calculation or
(ii) a written report setting forth in reasonable detail any proposed adjustments to the Year-End Financial Statement and the Net Loss Calculation (the "ADJUSTMENT REPORT"). If the Company fails to respond to the Institute within such 30-day period, it shall be deemed to have accepted and agreed to the Year-End Financial Statement and the Net Loss Calculation as originally delivered. During such 30-day period, the Institute shall provide any records, reports, invoices or other material to the Company which the Company may reasonably request in connection with its preparation of the Adjustment Report.

          (c) In the event that the Company and the Institute fail to agree on any of the Company's proposed adjustments set forth in the Adjustment Report within fifteen (15) days after the Institute receives the Adjustment Report, the Company and the Institute agree that a mutually acceptable independent auditor of nationally recognized standing (the "INDEPENDENT AUDITOR") shall, within the 45-day period immediately following such 15-day period, make the final determination


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of the Net Loss Calculation.  The Institute and the Company shall each provide the Independent Auditor with their respective determinations of the Net Loss Calculation and the Independent Auditor shall select either the Institute's or the Company's determination in establishing the final Net Loss Calculation. The decision of the Independent Auditor shall be final and binding on the Company and the Institute. The fees, costs and expenses of the Independent Auditors shall be paid by the non-prevailing party.

          (d) In the event the Institute incurs a Net Loss in any calendar year (or partial calendar year, if applicable) during the term of this Agreement, the Company hereby covenants and agrees that it shall make a contribution to the Institute in the aggregate amount of such Net Loss in accordance with the provisions set forth in this SECTION 5. For purposes of this Agreement, "Net Loss" shall mean, for any period, the reduction in net assets of the Institute, if any, calculated on an accrual basis, and adjusted to exclude (i) any loss from investments, (ii) any compensation or payments to any officers, directors or affiliates of the Institute not authorized by the Board of Directors of the Institute and (iii) any loss, expense or other liability attributable to any research or other activity not authorized by the Board of Directors of the Institute.

          (e) Amounts payable by the Company to the Institute, if any, under this SECTION 5 shall be paid by wire transfer of immediately available federal funds to an account designated by the Institute in writing. At the option of the Company, the Company may offset any amounts due and owing to the Institute from the Company pursuant to this SECTION 5 against amounts due and owing to the Company from the Institute pursuant to SECTION 2 hereof.

     Section 6. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS. During the term of this Agreement, the Institute shall consult with, and seek the advice of, the Company with respect to the selection and compensation of its Board of Directors and executive officers.

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     Section 7.  TERM.  This Agreement shall initially consist of a term beginning on the date hereof and ending February 15, 2008, and shall thereafter be automatically extended for additional one (1) year terms unless either party hereto provides written notice of its desire to terminate this Agreement to the other party not less than sixty (60) days prior to the expiration of the applicable term. The termination of this Agreement shall not otherwise affect the Institute's obligations under SECTIONS 2, 3, 4(a) and 8 hereof.

     Section 8.  LIMITATION OF LIABILITY; INDEMNIFICATION.

          (a) The Company and its affiliates shall not be liable to the Institute or affiliates thereof for any cost, damage, expense or loss including, without limitation, any special, indirect, consequential or punitive damages, arising out of (i) the Company's and/or its affiliates' failure to perform any Services for the Institute hereunder or the misperformance of any such Service, or (ii) the Institute's or such affiliates' reliance on any advice or data the Company or its affiliates may provide to the Institute pursuant to this Agreement.

          (b) The Institute shall indemnify the Company and each of its affiliates, officers, directors, employees, consultants and subcontractors, and any person or entity controlling the Company, its affiliates, or any such consultant or subcontractor and shall hold the Company and each of its affiliates and each such officer, director, employee, consultant, subcontractor and controlling person or entity, harmless against any damage, loss, cost or expense (including, without limitation, accountants' and attorneys' fees) which the Company, its affiliates, or any such officer, director, employee, consultant, subcontractor or controlling person or entity may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity arising in connection with this Agreement or out of the Company's, its affiliates', or any consultant's or subcontractor's, performance of the Company's obligations under this Agreement, PROVIDED, HOWEVER, that the

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Institute shall have no obligation to so indemnify in the event such damage, loss, cost or expense is the result of a claimant's willful and intentional misconduct.

     Section 9. NOTICES. All notices or other communications required by or specifically provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) when sent by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,
(c) if given by certified or registered mail, three (3) days after having been deposited in the U.S. mails, or (d) if given by electronic mail, when received, or courier or other means, when delivered, and in any case addressed to the party for which it is intended at that party's address as set forth below, or at such other address as the addressee shall have designated by notice hereunder to the other party.

                 If to the Company:

                    COLLEGIS, Inc.
                    2300 Maitland Center Parkway, Suite 340
                    Maitland, FL 32751
                    Attention: Robert Foley
                    Facsimile:  407/660-2471
                    E-Mail:  rfoley@collegis.com

                 If to the Institute:

                    The COLLEGIS Research Institute
                    2000 Perimeter Parkway, Suite 160
                    Morrisville, NC 27560
                    Attention: Dr. William H. Graves
                    Facsimile:  (919) 547-7205
                    E-Mail:  wgraves@collegis.com

     Section 10. AMENDMENT; ASSIGNMENT; BINDING EFFECTS. This Agreement may be amended or modified only by a written instrument signed by the parties hereto. No party shall assign or transfer this Agreement, in whole or in part, or any of such party's rights or obligations hereunder,

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to any other person or entity without the prior written consent of the other parties except that the Company may transfer or assign all of its rights and obligations hereunder to any affiliate thereof or any entity directly or indirectly succeeding to the Company by merger, consolidation or reorganization. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns.

     Section 11. WAIVER; SEVERABILITY. The failure of a party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision.
No party shall be deemed to have waived any right, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect or at any other time. If any provisions of this Agreement shall be waived, or be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

     Section 12. RELATIONSHIP OF THE PARTIES. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, and employees of one party shall not be considered employees of the other party. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied, on behalf of any other party.

     Section 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the conflict of laws rules thereof.

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     Section 14. CHANGE IN TAX STATUS OR CHANGE IN LAW.  If for U.S. federal income tax purposes the status of the Institute changes or there is a change in law that changes the tax treatment of the Institute, the parties agree to make all necessary changes to this Agreement (including, but not limited to, terminating this Agreement) to ensure that the Institute and its directors, officers, and other employees are not subject to any taxes or penalties under the Internal Revenue Code of 1986, as amended, by reason of the Institute being a party to this Agreement.

     Section 15. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written, with respect thereto.

                               [signature page follows]


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          IN WITNESS WHEREOF, the parties hereto have executed this Services
Agreement on the date first above written.

                              COLLEGIS, INC.


                              By:   /s/ Robert C. Bowers
                                 -----------------------------------
                              Title: EVP/CFO
                                    --------------------------------


                              THE COLLEGIS RESEARCH INSTITUTE


                              By:   /s/ William H. Graves
                                 -----------------------------------
                              Title:    President
                                    --------------------------------